ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

AUDITORS' REPORT

To the Shareholders of
Rouge Resources Ltd (formerly Gemstar Resources Ltd.)
(An Exploration Stage Company)

We have audited the balance sheets of Rouge Resources Ltd. (formerly Gemstar Resources Ltd.) as at January 31, 2008 and 2007, and the statements of operations and deficit, and cash flows for each of the years ended January 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years ended January 31, 2008, 2007 and 2006, in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada	“Morgan & Company”

May 28, 2008	Chartered Accountants

Comments by Auditors for U.S. Readers on Canada – U.S. Reporting Conflict

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders, dated May 28, 2008 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Vancouver, Canada	“Morgan & Company”

May 28, 2008	Chartered Accountants

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

BALANCE SHEETS
(Stated in Canadian Dollars)

	JANUARY 31
	2008	2007

ASSETS
Current
Cash	$5,999	$9,656
GST receivable	4,064	-
	10,063	9,656

Credit Card Deposit (Note 3)	6,900	6,900
Mineral Property Interests (Note 4)	70,439	70,439
Equipment (Note 5)	2,641	1,111

	$90,043	$88,106

LIABILITIES
Current
Accounts payable and accrued liabilities	$106,078	$129,331
Demand loans from related parties, including convertible
promissory note (Note 6)	1,240,741	1,100,674
	1,346,819	1,230,005
SHAREHOLDERS’ DEFICIENCY

Share Capital
Authorized:
Unlimited number (2007 – 10,000,000) common
shares without par value
Issued:
565,171 shares (Note 7)	1,113,471	1,113,471

Equity Component Of Convertible Note (Note 6)	41,781	11,576

Contributed Surplus	11,576	-

Deficit Accumulated During The Exploration Stage	(2,423,604)	(2,266,946)
	(1,256,776)	(1,141,899)

	$90,043	$88,106

Approved on behalf of the Board of Directors:

“Linda Smith”	“Shannon Krell”
Director	Director

The accompanying notes are an integral part of these financial statements.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

STATEMENTS OF OPERATIONS AND DEFICIT
(Stated in Canadian Dollars)

	YEARS ENDED JANUARY 31
	2008	2007	2006

General And Administration Expenses
Amortization	$1,132	$614	$740
Accounting and audit fees	32,369	30,150	35,128
Accretion of convertible note	2,331	1,356	1,356
Bad debt expense	858	8,169	-
Management fees	30,000	30,000	30,000
Office and sundry	33,306	47,456	38,855
Professional fees	12,793	20,150	5,000
Transfer agent and filing fees	9,198	9,194	4,239
Travel and promotion	34,671	35,333	23,061

Net Loss For The Year	(156,658)	(182,422)	(138,379)

Deficit, Beginning Of Year	(2,266,946)	(2,084,524)	(1,946,145)

Deficit, End Of Year	$(2,423,604)	$(2,266,946)	$(2,084,524)

Net Loss Per Share, Basic and diluted	$(0.28)	$(0.32)	$(0.24)

Weighted Average Number Of Shares
Outstanding, Basic and diluted	565,171	565,171	565,171

The accompanying notes are an integral part of these financial statements.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

STATEMENTS OF CASH FLOWS
(Stated in Canadian Dollars)

	YEARS ENDED JANUARY 31
	2008	2007	2006

Cash Flows Provided By (Used In):

Operating Activities
Net loss for the year	$(156,658)	$(182,422)	$(138,379)
Items not requiring use of cash:
Amortization	1,132	614	740
Accretion on convertible note	2,331	1,356	1,356
	153,195	(180,452)	(136,283)
Changes in non-cash working capital items:
GST receivable	(4,064)	5,080	(2,102)
Accounts payable and accrued liabilities	(23,253)	9,957	(29,311)
	(180,512)	(165,415)	(167,696)

Investing Activities
Refund of exploration advance	-	-	112,000
Investment in mineral properties and deferred
exploration costs	-	-	(26,233)
Purchase of equipment	(2,662)	-	(1,656)
	(2,662)	-	84,111

Financing Activities
Loans from related parties	179,517	158,126	57,511
Long-term debt	-	-	39,676
	179,517	158,126	97,187

(Decrease) Increase In Cash	(3,657)	(7,289)	13,602

Cash, Beginning Of Year	9,656	16,945	3,343

Cash, End Of Year	$5,999	$9,656	$16,945

Supplemental Cash Flow Information
Non-cash expenditures– investing activities	$-	$-	$(40,000)
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Rouge Resources Ltd. (formerly Gemstar Resources Ltd.) (the “Company”) was incorporated in British Columbia, on March 31, 1998, which was also the date of inception. On October 23, 2007, the Company restructured share capital and consolidated the issued shares on a one for ten (1:10) basis. Share and per share information in these financial statements being presented on a retroactive basis as if the share consolidation took place at the beginning of all years presented.

The Company continues to be engaged in the acquisition, exploration and development of mineral resource properties and has not generated any revenue to date. The deficit has been accumulated during the exploration stage.

Going Concern

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going concern which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As at January 31, 2008, the Company had a working capital deficiency of $1,336,756 (January 31, 2007 - $1,220,349) and has incurred losses since inception of $2,423,604. Further losses are anticipated in the development of its business plan and there can be no assurance that the Company will be able to achieve or maintain profitability. Management is trying to identify sources of additional financing, including loans from related parties, to fund third party liabilities and the ongoing development of the Company’s business plan. There can be no assurance that financing will be available as necessary to meet the Company’s working capital requirements or, if available, that it will be on terms acceptable to the Company. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. Realization values may be substantially different from the carrying values shown in these financial statements should the Company be unable to continue as a going concern.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles and reflect management’s consideration of the following significant accounting policies:

	a)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods then ended. Actual results could differ from those estimates.

The significant areas requiring the use of management estimates relate to the determination of impairment in the carrying values for long-lived assets, the carrying amount of accrued liabilities and loans payable, the existence of contingent assets and liabilities, values ascribed to related party transactions and balances and future income tax assets and the related valuation allowance. Management reviews significant estimates on a periodic basis and, when changes in estimates are necessary, makes adjustments prospectively.

	b)	Financial Instruments

The Company’s financial instruments consist of cash, GST receivable, credit card deposit, accounts payable and accrued liabilities, and loans payable. It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from its financial instruments. The fair value of these financial instruments approximates their carrying value due to their short term maturity or capacity of prompt liquidation.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	b)	Financial Instruments (Continued)

Effective January 1, 2007, the Company adopted the new recommendations of the CICA Handbook Section 1530, Comprehensive Income; Section 3251, Equity; Section 3855, Financial Instruments – Recognition and Measurement; and, Section 3865, Hedges, retroactively without restatement. These new Handbook sections, which apply to fiscal years beginning on or after October 1, 2006, provide requirements for the recognition and measurement of financial instruments and on the use of hedge accounting. Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income that are excluded from net income calculated in accordance with GAAP. Under the new standards, policies followed for periods prior to the effective date generally are not reversed and therefore, the comparative figures have not been restated. The adoption of these Handbook sections had no impact on opening deficit.

Under Section 3855, financial instruments must be classified into one of these five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments, including derivatives, are measured in the balance sheet at fair value except for loans and receivables, held-to-maturity investments and other financial liabilities which are measured at amortized cost. Subsequent measurement and changes in fair value will depend on their initial classification, as follows: held-for-trading, financial assets are measured at fair value and changes in fair value are recognized in net income; available- for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net income.

Upon adoption of these new standards, the Company classified GST receivable as loans and receivables and current liabilities as other financial liabilities which are measured at amortized cost.

In accordance with Accounting Standard 3861, “Financial Instruments – Disclosure and Presentation”, the Company uses the residual valuation method to allocate the proceeds of issuance between the convertible note and the embedded conversion feature based on their relative fair values.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	b)	Financial Instruments (Continued)

Under this method, the debt component is determined by estimating the present value of the future cash payments discounted at a rate of interest, which the Company would be charged in the market place for similar debt without the conversion option. The difference between the proceeds of the loan and the debt component is recorded as equity. The debt component is accreted to its face value at maturity by charging expense using the effective interest rate method over the term of the convertible note.

The Company had no “other comprehensive income or loss” transactions during the year ended January 31, 2008 and no opening or closing balances for accumulated other comprehensive income or loss.

	c)	Translation of Foreign Currencies

Currency transactions and balances are translated into the Canadian dollar reporting currency using the temporal method as follows:
		i)	Monetary items are translated at the rates prevailing at the balance sheet date;
		ii)	Non-monetary items are translated at historical rates;
		iii)	Revenues and expenses are translated at average rates in effect during the applicable accounting periods, except amortization translated at historical rates;
		iv)	Gains and losses on foreign currency translation are included in the statements of operations as incurred.

	d)	Cash and Restricted Cash

Cash consisted of deposits with the bank and a lawyer’s trust account held for the purpose of meeting short-term cash commitments, not for investing or other purposes. The deposit held as security on the Company’s credit card is restricted and reported separately on the balance sheets.

	e)	Mineral Properties and Deferred Exploration Costs

Costs related to the acquisition and exploration of mineral properties are capitalized by property as incurred. If economically recoverable ore reserves are developed, capitalized costs of the related property are reclassified as mining assets and amortized using the unit of production method. When a property is abandoned, capitalized costs are written off to operations. A mineral property is reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Mineral Properties and Deferred Exploration Costs (Continued)

The amounts shown for mineral properties do not necessarily represent present or future values. Their recoverability is dependent upon the following: discovery of economically recoverable reserves; the ability of the Company to obtain the necessary financing to complete the exploration and development program; and future profitable production or proceeds from the disposition thereof.

	f)	Equipment

The Company records amortization on equipment using the declining balance method at 30% per year.

	g)	Long-Lived Assets

Long-lived assets include interests in mineral properties. Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment write downs are recorded in the event mineral properties have been considered to be abandoned.

	h)	Asset Retirement Obligations

The Company is required to recognize a liability for an asset retirement obligation on long-lived assets when a legal liability exists and the amount of the liability is reasonably determinable. Asset retirement obligations are calculated on discounted future payment estimates and the liability is accreted over the expected term of the obligation. Subsequent adjustments are made on a prospective basis when there are changes to the underlying assumptions. Corresponding amounts and adjustments are added to the carrying value of the related long-lived asset and amortized or depleted to operations in accordance with accounting policy. The Company has determined that it has no legal obligation for asset retirement obligations.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	i)	Stock Based Compensation Plan

The Company applies the Accounting Standard 3870, “Stock-Based Compensation and Other Stock Based Payments”, required by the Canadian Institute of Chartered Accountants. Under this standard, all stock options granted to consultants are recorded at the fair value of services and goods received. Stock options granted to directors and employees as compensation are measured at the fair value of the shares at the grant date net of the amount, if any, that recipients pay for the options when granted; and are expensed with a corresponding increase to contributed surplus. Upon exercise of the stock options, the amount previously recognized in contributed surplus is recorded as an increase to share capital together with any additional consideration paid by the option holder. As at January 31, 2008 and 2007, no stock options have been granted and no stock options were outstanding.

	j)	Earnings Per Share

Basic earnings per share are calculated by dividing net income (loss) by the weighted average number of shares issued and fully paid. The calculations of earnings per share on a diluted basis are calculated using the treasury stock method which considers the potential exercise of outstanding financial instruments with equity purchase or conversion features. Basic and diluted (loss) per share are equal as the assumed conversion of equity instruments would be anti-dilutive.

	k)	Income Taxes

Income taxes are calculated using the asset and liability method of accounting. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax assets or liabilities. The future income tax assets or liabilities are measured using tax rates and laws expected to apply in the periods that the temporary differences are expected to reverse. Valuation allowances are provided where the probability of realizing (net) future income tax assets is determined to be not more likely than not.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	l)	Variable Interest Entities

The CICA issued Accounting Guideline 15, “Consolidation of Variable Interest Entities”, to provide accounting guidance related to variable interest entities (“VIE”). A VIE is an entity in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Company has determined that it does not have a primary beneficiary interest in a VIE.

	m)	Recent accounting pronouncements

The following is a recent accounting pronouncements summary that may affect the Company’s financial statements in future periods:

i)

Effective January 1, 2007, the Company adopted CICA Section 1506, Accounting Changes. The new standard establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and the correction of errors. The disclosure is to include, on an interim and annual basis, a description and the impact on the Company on any new primary source of GAAP that has been issued but is not yet effective. The impact that the adoption of Section 1506 will have on the Company’s results of operations and financial condition will depend on the nature of future accounting changes.

ii)

On September 15, 2006, the CICA issued three new accounting standards: Handbook Section 1535, Capital Disclosures, Handbook Section 3862, Financial Instruments – Disclosures, and Handbook Section 3863, Financial Instruments – Presentation. These three standards are applicable for the Company commencing February 1, 2008. The Company is currently evaluating the effects of adopting these standards.

Section 1535, Capital Disclosures requires that a company disclose information that enables users of its financial statements to evaluate its objectives, policies and procedures for managing capital including disclosures of any externally imposed capital requirements and the consequences for non-compliance.

New Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

3.	CREDIT CARD DEPOSIT

The amount of $6,900 represented a one-year guaranteed investment certificate with interest at 3.3% maturing on October 29, 2008 held by the bank as security for the Company’s credit card usage and has been classified as a non-current asset.

4.	MINERAL PROPERTY INTERESTS

The Company staked the Dotted Lake Property in the Thunder Mining District of the province of Ontario, Canada, in March 2003, and holds a 100% interest in the property comprising approximately 375 hectares. In order to maintain the mineral claim in good standing, the Company plans to spend approximately $15,000 in exploration on the property by August 11, 2008. As at January 31, 2008, the Company has invested the following amounts:

	2008	2007

Mineral properties
Staking	$4,206	$4,206

Deferred exploration costs
Geological survey	40,000	40,000
Geological consulting fees	26,233	26,233
	66,233	66,233

	$70,439	$70,439

The Company maintains this property for future exploration expenditures and has determined there was no asset impairment as at January 31, 2008 and 2007.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

5.	EQUIPMENT

	2008	2007
Computer equipment, at cost	$5,970	$3,309
Accumulated amortization	(3,329)	(2,198)
	$2,641	$1,111

6.	RELATED PARTY TRANSACTIONS

a)

As at January 31, 2008, loans payable aggregating $1,174,792 (2007 - $995,275) from the Company’s officers and immediate family members were unsecured, non-interest bearing and have no specific terms of repayment.

b)

As at January 31, 2008, a loan from an immediate family member of an officer of the Company in the amount of $106,755 (2006 - $105,399) is secured by a convertible promissory note dated February 3, 2003 and amended on December 31, 2005 and December 31, 2007. It is non-interest bearing and now due on January 1, 2011. The note is convertible into 213,510 common shares of the Company prior to maturity at the holder’s option on the basis of one common share for each $0.50 of principal outstanding following the 1:10 share consolidation. Accordingly, $95,179 was originally allocated to the debt and $11,576 to the embedded conversion feature as an equity component. The carrying value was accreted up to its face value of $106,755 over the original term with January 1, 2008 maturity. On December 31, 2007, the maturity date was extended for an additional three years to January 1, 2011 giving rise to note modification and the additional equity component of the debt was determined. Accordingly, $64,974 was allocated to the debt and $41,781 to the embedded conversion feature using an 18% risk-adjusted debt discount rate. Accretion expense of $2,331 was recorded for the year ended January 31, 2008 of which $1,356 related to the original allocation and $975 to the most recent modification (January 31, 2007 and 2006 – $1,356).

	c)	The Company incurred related party management fees and office expenses aggregating $48,000 for each of the years ended January 31, 2008, 2007 and 2006.

The foregoing related party transactions are conducted in the normal course of business and recorded at their exchange amounts, which is the consideration paid or received by the Company as agreed to between the related parties.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

7.	SHARE CAPITAL

On October 23, 2007, the Company affected a one for ten (1:10) share consolidation of its authorized, issued and outstanding share capital resulting in all share and per share information in these financial statements being presented on a retroactive basis as if the share consolidation took place at the beginning of all years presented. Accordingly, the issued and outstanding share capital was reduced from 5,651,714 to 565,171 common shares. After the share consolidation, the Company increased its authorized share capital from 10,000,000 common shares to an unlimited number without par value.

There were no other share transactions for the years ended January 31, 2008 and 2007.

Stock Option Plan

The Company’s Stock Option Plan (the “Plan”), adopted in December 2006, is administered under the following basic terms and conditions:

(i) the maximum available for grant is up to 10% of the Company’s issued shares outstanding at any one time;

(ii)

Company employees, directors, officers and consultants are eligible to receive a grant of stock options provided that bona fide services have been rendered and that such services are not in connection with the offer or sale of securities in a capital-raising transaction. There is a 10% limitation of options granted in any one year to one specific employee, director or officer and a 2% annual limitation to one specific consultant;

(iii) the grant price shall not be less than the market value of the shares at the time of grant less any discount permitted by the relevant regulatory authorities;

(iv) the exercise price shall be determined by a plan committee at the time of grant;

(v) the option period shall not exceed five (5) years from the date of grant.

No stock options have been granted and no stock options are outstanding at January 31, 2008 and 2007.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

8.	INCOME TAXES

A reconciliation of income taxes at statutory rates to the Company’s effective income tax expense is as follows:

	2008	2007

Statutory tax rate	34%	34%

Expected income tax recovery	$(49,000)	$(62,000)
Non-deductible differences	1,000	1,000
Future income tax expense (benefit) resulting from
change in tax rate	(61,000)	-
Unrecognized tax losses and change in valuation
allowance	109,000	61,000

Income tax provision	$-	$-

Future tax assets (liabilities) of the Company were as follows:

	2008	2007

Non-capital losses carried-forward	$251,000	$288,000
Capital assets	1,000	1,000
Mineral properties and deferred exploration	85,000	92,000
	337,000	381,000
Less: Valuation allowance	(337,000)	(381,000)

Future tax asset (liability) recognized	$-	$-

As at December 31, 2007, the Company has incurred non-capital losses carried forward totalling $921,000 which expire from 2009 to 2028 as follows:

2009	$69,000
2010	$62,000
2014	$68,000
2015	$84,000
2026	$132,000
2027	$354,000
2028	$152,000

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

8.	INCOME TAXES (Continued)

A valuation allowance has been recorded to reduce the net benefit recorded in the financial statements related to these future tax assets. The valuation allowance was deemed necessary as a result of the uncertainty associated with the ultimate realization of these tax assets

9.	SEGMENTED INFORMATION

As at January 31, 2008 and 2007, the Company operated in one reportable operating segment being the exploration of mineral resources in one geographic segment being Canada.

10.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The material differences between Canadian and US GAAP, which affected the Company’s financial statements, are described and quantified below.

Mineral Properties and Deferred Exploration Costs

Under Canadian GAAP, companies have the option to capitalize exploration expenditures on prospective properties until such time as it is determined that further work is not warranted, at which point capitalized costs would be written off. Under US GAAP, mineral property acquisition costs are capitalized and exploration costs are expensed as incurred until such time as economic reserves are quantified. The Company has considered the guidance per EITF 04-2 and has determined that capitalization of mineral property acquisition costs is inappropriate at the current stage of the Company’s mineral property exploration activities under US GAAP.

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

10.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

Mineral Properties and Deferred Exploration Costs (Continued)

At this stage, the Company has not yet identified economically recoverable reserves on any of its interests. Accordingly, under US GAAP, all exploration costs incurred are expensed.

Equity component of convertible note

Under Canadian GAAP, companies allocate the proceeds of issuance between the convertible debt and the embedded conversion feature based on their relative fair values. Under US GAAP, the Company has considered the guidance per FAS 133 and EITF 00-27 and has determined the entire proceeds of the convertible note should be disclosed as a liability since the embedded conversion feature has no intrinsic value and accordingly does not meet the requirements of an equity component.

a) Effect on Balance Sheets

	2008	2007

Mineral properties and deferred exploration costs
Per Canadian GAAP	$70,439	$70,439
Deferred exploration costs written off	(66,233)	(66,233)
Per US GAAP	$4,206	$4,206

Liabilities
Per Canadian GAAP	$1,346,819	1,230,005
Reversal of equity portion of note	41,781	11,576
Per US GAAP	1,388,600	1,241,581

Shareholders’ deficiency
Per Canadian GAAP	$(1,256,776)	$(1,141,899)
Deferred exploration costs written off	(66,233)	(66,233)
Reversal of equity portion of note	(41,781)	(11,576)
Per US GAAP	$(1,364,790)	$(1,219,708)

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

10.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

b)	Effect on Statements of Operations and Deficit

	2008	2007	2006

Net loss for the year
Per Canadian GAAP	$(156,658)	$(182,422)	$(138,379)
Deferred exploration costs written off	-	-	(66,233)
Per US GAAP	$(156,658)	$(182,422)	$(204,612)

Net loss per common share, basic and
diluted
Per Canadian GAAP	$(0.28)	$(0.32)	$(0.24)
Deferred exploration costs written off	-	-	(0.12)
Per US GAAP	$(0.28)	$(0.32)	$(0.36)

c)	Effect on Statements of Cash Flows

	2008	2007	2006

Cash flows provided by (used in):
Operating activities
Per Canadian GAAP	$(180,512)	$(165,415)	$(167,696)
Deferred exploration costs written off	-	-	(26,233)
Per US GAAP	$(180,512)	$(165,415)	$(193,929)

Investing activities
Per Canadian GAAP	$(2,662)	$-	$84,111
Deferred exploration costs reclassified
to operating activities	-	-	26,233
Per US GAAP	$(2,662)	$-	$110,344

ROUGE RESOURCES LTD.
(formerly Gemstar Resources Ltd.)

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007
(Stated in Canadian Dollars)

10.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

d)	Recent United States Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the implementation of SFAS No. 108 will have any material impact on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company does not expect the implementation of SFAS No. 160 will have any material impact on its financial position and results of operations.